CERTIFICATE OF INCORPORATION

                                       OF

                       AMERICAN PORTFOLIOS HOLDINGS, INC.




     The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:

     FIRST: The name of this corporation is American Portfolios Holdings, Inc.

     SECOND: Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

     THIRD: The purpose of the corporation is to engage in lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH: The amount of the total authorized capital stock of the corporation is two million (2,000,000) shares par value $.001 per share and classified as Common Stock.

     FIFTH: The name and mailing address of the incorporator are as follows:

                NAME                            MAILING ADDRESS

         Michelle L. Waltz         c/o Ruskin, Moscou, Evans & Faltischek, P.C.
                                       170 Old Country Road
                                       Mineola, New York 11501

     SIXTH: The duration of the corporation shall be perpetual.

     SEVENTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

     EIGHTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Dated on this 23rd day of November, 1999.


                                          /s/  Michelle L. Waltz
                                          -------------------------------
                                          Michelle L. Waltz, Incorporator




                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       AMERICAN PORTFOLIOS HOLDINGS, INC.

            Under Section 242 of the Delaware General Corporation Law


IT IS HEREBY CERTIFIED THAT:

     1. The name of the corporation is American Portfolios Holdings, Inc. (the "Corporation").

     2. The Certificate of Incorporation was filed with the Department of State on the 23rd day of November, 1999.

     3. The Certificate of Incorporation is hereby amended to

     A. effect an increase in the total number of shares of capital stock the Corporation is authorized to issue from two million (2,000,000) shares to thirty three million (33,000,000) shares, of which thirty million (30,000,000) shares shall be Common Stock, each with a par value of $.001 per share, and three million (3,000,000) shares shall be Preferred Stock, each with a par value of $.001 per share.

     B. effect a 1 for 14.2857143 forward stock split; resulting in an increase in the number of shares of Common Stock issued and outstanding from three hundred fifty thousand (350,000) shares to five million (5,000,000) shares.

     4. To effect the increase in the number of shares the Corporation is authorized to issue and the forward stock split the Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph the following new first paragraph of Article Fourth:

          "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is thirty three million (33,000,000) shares, of which thirty million (30,000,000) shares shall be Common Stock, each with a par value of $.001 per share, and three million (3,000,000) shares shall be Preferred Stock, each with a par value of $.001 per share and shall have such designation, relative rights, preferences and limitations as the Board of Directors of the Corporation may, from time to time, determine.

          Simultaneously with the effective date of the filing of this Certificate of Amendment to the Certificate of Incorporation (the "Effective Date"), each share of Common Stock, par value $.001 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Forward Split"), without any action on the part of the holder thereof, so that for every share of Old Common Stock becomes
          14.2857143 shares of Common Stock. The Corporation shall not issue fractional shares on account of the Forward Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Forward Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by
          (ii) such price as the Corporation's Board of Directors determines, in its discretion, to be the fair market value per share of the Old Common Stock) on the business day prior to the Effective Date. No interest shall be payable on the Cash-in-Lieu Amount.

     5. The Board of Directors of the Corporation, by unanimous written consent, duly adopted and approved a resolution to increase the aggregate number of shares the Corporation is authorized to issue to thirty three (33,000,000) shares, of which thirty million (30,000,000) shares shall be Common Stock, each with a par value of $.001 per share, and three million (3,000,000) shares shall be Blank Check Preferred Stock, each with a par value of $.001. per share.

     6. Upon written consent, the stockholders of the Corporation, having the sufficient number of votes necessary, adopted and approved a resolution to increase the aggregate number of shares the Corporation is authorized to issue to thirty three million (33,000,000) shares, of which thirty million (30,000,000) shares shall be Common Stock, each with a par value of $.001 per share, and three million (3,000,000) shares of Preferred Stock, each with a par value of $.001 per share.


     IN WITNESS WHEREOF, this Certificate of Amendment has been subscribed this 1st day of August, 2000 by the undersigned who affirms that the statements made herein are true under penalties of perjury.

                                        /s/ Lon Dolber
                                       --------------------------------------
                                       Lon   Dolber,  Chief Executive Officer